September 30, 2006

Dear Stockholder:

We cordially invite you to attend the 2006 Annual Meeting of Stockholders of K-Fed Bancorp, the parent company of Kaiser Federal Bank. The annual meeting will be held at the main office of Kaiser Federal Bank, located at 1359 North Grand Avenue, Covina, California 91724, at 5:00 p.m., local time, on October 24, 2006.

The enclosed notice of annual meeting of stockholders and proxy statement describes the formal business to be transacted at the annual meeting. During the annual meeting we will also report on the operations of K-Fed Bancorp. Directors and officers of K-Fed Bancorp will be present to respond to any questions that stockholders may have.

The business to be conducted at the annual meeting includes the election of three directors and the ratification of the appointment of Crowe Chizek and Company LLP as the independent registered public accounting firm for K-Fed Bancorp for the fiscal year ending June 30, 2007.

The board of directors of K-Fed Bancorp has determined that the matters to be considered at the annual meeting are in the best interests of K-Fed Bancorp and its stockholders. For the reasons set forth in the proxy statement, the board of directors unanimously recommends a vote “FOR” each matter to be considered.

Also enclosed for your review is our 2006 Annual Report to Stockholders, which contains detailed information concerning the activities and operating performance of K-Fed Bancorp. On behalf of the board of directors, we urge you to vote your shares of common stock as soon as possible even if you currently plan to attend the annual meeting. You can vote your shares of common stock prior to the annual meeting with the enclosed proxy card in accordance with the instructions on the proxy card. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the annual meeting.

Sincerely,

/s/ K.M. Hoveland

K. M. Hoveland

President and Chief Executive Officer

K-FED BANCORP

1359 North Grand Avenue

Covina, California 91724

(800) 524-2274

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To be held on October 24, 2006

Notice is hereby given that the 2006 Annual Meeting of Stockholders of K-Fed Bancorp will be held at the main office of Kaiser Federal Bank, located at 1359 North Grand Avenue, Covina, California 91724, on October 24, 2006, at 5:00 p.m., local time.

A proxy card and a proxy statement for the annual meeting are enclosed.

The annual meeting is for the purpose of considering and acting upon:

1.	The election of three directors of K-Fed Bancorp;
2.	The ratification of the appointment of Crowe Chizek and Company LLP as the independent registered public accounting firm for K-Fed Bancorp for the fiscal year ending June 30, 2007; and

such other matters as may properly come before the annual meeting, or any adjournments thereof. As of the date of this notice, the board of directors of K-Fed Bancorp is not aware of any other business to come before the annual meeting.

Any action may be taken on the foregoing proposals at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned. Stockholders of record at the close of business on August 31, 2006, are the stockholders entitled to vote at the annual meeting, and any adjournments thereof.

Even if you do not plan to attend the annual meeting, please vote your shares of common stock without delay. You can vote your shares of common stock prior to the annual meeting by mail with the enclosed proxy card in accordance with the instructions on the proxy card. You may revoke a proxy at any time before the vote is taken at the annual meeting. You may do so by executing and returning a proxy card dated later than a previously submitted proxy or by submitting a written revocation to the secretary of K-Fed Bancorp before the vote is taken at the annual meeting. If you hold shares of common stock through a broker, you should follow the instructions of your broker regarding revocation of proxies. If you attend the annual meeting you may revoke your proxy and vote personally on each matter brought before the annual meeting. However, if your shares are not registered in your name, you will need additional documentation from your record holder to vote personally at the annual meeting.

By Order of the Board of Directors

/s/ Rita H. Zwern

Rita H. Zwern

Secretary

Covina, California

September 30, 2006

A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

Proxy Statement

K-FED BANCORP

1359 North Grand Avenue

Covina, California 91724

(800) 524-2274

ANNUAL MEETING OF STOCKHOLDERS

October 24, 2006

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the board of directors of K-Fed Bancorp to be used at the 2006 Annual Meeting of Stockholders of K-Fed Bancorp, which will be held at the main office of Kaiser Federal Bank, located at 1359 North Grand Avenue, Covina, California 91724, on October 24, 2006, at 5:00 p.m., local time, and all adjournments of the annual meeting. The accompanying notice of annual meeting of stockholders and this proxy statement are first being mailed to stockholders on or about September 30, 2006.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof. Proxies solicited on behalf of the board of directors of K-Fed Bancorp will be voted in accordance with the directions given thereon. You can vote your shares of K-Fed Bancorp common stock prior to the annual meeting by signing and returning the enclosed proxy card to K-Fed Bancorp, in accordance with instructions set forth on the proxy card. Proxies received by K-Fed Bancorp, which are signed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this proxy statement for consideration at the annual meeting.

Proxies may be revoked by sending written notice of revocation to the Secretary of K-Fed Bancorp, Rita H. Zwern, at the address of K-Fed Bancorp shown above, or by returning a duly executed proxy bearing a later date by mail. The presence at the annual meeting of any stockholder who had previously given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the annual meeting or delivers a written revocation to the Secretary of K-Fed Bancorp prior to the voting of such proxy.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of K-Fed Bancorp’s common stock, par value $0.01 per share, as of the close of business on August 31, 2006 are entitled to one vote for each share then held. As of August 31, 2006, there were 14,141,941 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

As to the election of directors, the proxy card being provided by the board of directors enables a stockholder to vote FOR the election of the nominees proposed by the board of directors, or to WITHHOLD authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of Crowe Chizek and Company LLP as K-Fed Bancorp’s independent registered public accounting firm, by checking the appropriate box, a stockholder may: (i) vote FOR the ratification; (ii) vote AGAINST the ratification; or (iii) ABSTAIN from voting on such ratification. The affirmative vote of holders of a majority of the votes cast at the annual meeting in person or by proxy is required for the ratification of Crowe Chizek and Company LLP as the independent registered public accounting firm for the fiscal year ending June 30,

2007. The ratification of this matter shall be determined by a majority of the votes cast at the annual meeting, without regard to broker non-votes or proxies marked “ABSTAIN. ”

Management of K-Fed Bancorp anticipates that K-Fed Mutual Holding Company, the majority stockholder of K-Fed Bancorp, will vote all of its shares of common stock in favor of all the matters set forth above. If K-Fed Mutual Holding Company votes all of its shares in favor of each proposal, the approval of the election of the director nominees and the ratification of Crowe Chizek and Company LLP would be assured.

Persons and groups who beneficially own in excess of 5% of the common stock of K-Fed Bancorp are required to file certain reports with the Securities and Exchange Commission regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended. The following table sets forth, as of August 31, 2006, the shares of common stock beneficially owned by each person who was the beneficial owner of more than 5% of the outstanding shares of common stock of K-Fed Bancorp, as well as shares beneficially owned in the aggregate by K-Fed Mutual Holding Company and all directors and executive officers as a group.

Amount of Shares
Owned and Nature		Percent of Shares
Name and Address of	of Beneficial	of Common Stock
Beneficial Owners	Ownership (1)	Outstanding

K-Fed Mutual Holding Company	8,861,750	62.66%

1359 North Grand Avenue

Covina, California 91724

K-Fed Mutual Holding Company,	9,174,115	64.87%

and all of K-Fed Bancorp’s and

Kaiser Federal Bank’s directors and

executive officers as a group

(8 directors and officers) (2)

(1)

In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)

Includes shares of common stock held by K-Fed Mutual Holding Company, of which K-Fed Bancorp’s and Kaiser Federal Bank’s directors and one of its executive officers are also executive officers and directors. K-Fed Bancorp’s and Kaiser Federal Bank’s executive officers and directors beneficially owned 312,365 shares of common stock, or 2.21% of the outstanding shares of common stock.

PROPOSAL I - ELECTION OF DIRECTORS

K-Fed Bancorp’s board of directors consists of six members. K-Fed Bancorp’s bylaws provide that approximately one-third of the directors are to be elected annually. Directors of K-Fed Bancorp are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and shall qualify. Three directors will be elected at the annual meeting and will serve until their successors have been elected and qualified. The governance/nominating committee of K-Fed Bancorp has nominated Kay M. Hoveland to serve for a two year term and Gerald A. Murbach and Robert C. Steinbach to serve as directors for three-year terms. All the nominees are currently members of the board of directors.

The table below sets forth certain information regarding the composition of K-Fed Bancorp’s board of directors and executive officers as of August 31, 2006, including the terms of office of board members. It is intended that the proxies solicited on behalf of the board of directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified below. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the board of directors may recommend. At this time, the board of directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

Name (1)	Age(2)	Positions Held with K-Fed Bancorp	Director Since (3)	Current Term to Expire	Shares of Common Stock Beneficially Owned (4)(5)	Percent of Class
NOMINEES
Kay M. Hoveland	59	Director, President and Chief Executive Officer	2000	2006	90,414 (6)	*
Gerald A. Murbach	58	Director	2000	2006	37,200 (7)	*
Robert C. Steinbach	53	Director	2000	2006	40,600 (8)	*
DIRECTORS CONTINUING IN OFFICE
James L. Breeden	63	Chairman of the Board	1987	2007	43,687 (9)	*
Frank G. Nicewicz	50	Director	1995	2007	22,200	*
Rita H. Zwern	58	Director and Secretary	1987	2008	22,200	*
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Nancy J. Huber**	43	Chief Credit Officer	N/A	N/A	30,449	*
Jeanne R. Thompson**	59	Chief Operating Officer	N/A	N/A	25,615 (10)	*
All directors and executive officers as a group (8 persons)					312,365	2.21%

*	Less than 1%.
**	Ms. Huber and Ms. Thompson are officers of Kaiser Federal Bank only.

(1)	The mailing address for each person listed is 1359 North Grand Avenue, Covina, California 91724.

(2)	As of August 31, 2006.

(3)

Reflects initial appointment to the board of directors of Kaiser Permanente Federal Credit Union, the predecessor to Kaiser Federal Bank, with the exception of Directors Steinbach, Murbach, and Hoveland. Each director of K-Fed Bancorp is also a director of Kaiser Federal Bank and K-Fed Mutual Holding Company, which owns the majority of the issued and outstanding shares of common stock of K-Fed Bancorp.

(4)	See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof.”

(5)

Includes 5,760 unvested shares of restricted stock for each of directors Murbach, Nicewicz, Steinbach and Zwern, 9,040 unvested shares of restricted stock for Chairman Breeden, and 32,000, 8,000 and 8,000 unvested shares of restricted stock for Ms. Hoveland, Ms. Huber and Ms. Thompson, respectively, granted under the K-Fed Bancorp 2004 Recognition and Retention Plan. Includes 6,465, 5,449 and 5,361 shares of common stock allocated to the accounts of Ms. Hoveland, Ms. Huber and Ms. Thompson, respectively, under the K-Fed Bancorp employee stock ownership plan. Excludes the remaining 344,996 shares of common stock, or 2.44% of the common stock outstanding, owned by the employee stock ownership plan for the benefit of employees. Under the terms of the employee stock ownership plan, shares of common stock allocated to the account of employees are voted in accordance with instructions of the respective employees. Unallocated shares of common stock are voted by the trustee of the employee stock ownership plan.

(6)

Includes 15,000 shares of common stock held in a trust for Ms. Hoveland, 15,000 shares of common stock held in a trust for Ms. Hoveland’s spouse, 100 shares of common stock held in a Keogh plan for Ms. Hoveland’s spouse and 3,849 shares of common stock held in the Kaiser Federal Bank 401(k) Plan.

(7)	Includes 15,000 shares of common stock held by Mr. Murbach’s spouse.

(8)	Includes 15,000 shares of common stock held by Mr. Steinbach’s spouse.

(9)	Includes 1,887 shares of common stock held by Mr. Breeden’s spouse and 15,500 shares of common stock held in an IRA for Mr. Breeden.

(10)

Includes 1,172 shares of common stock held by Ms. Thompson’s spouse, 1,400 shares of common stock held in a trust for Ms. Thompson and 3,288 shares of common stock held in the Kaiser Federal Bank 401(k) Plan.

The principal occupation during the past five years of each director of K-Fed Bancorp is set forth below. All directors have held their present positions for five years unless otherwise stated.

James L. Breeden. Mr. Breeden has served as chairman of the board of directors since November 2000. He is a retired hospital administrator for the Kaiser Foundation Hospitals where he worked for 14 years.

Kay M. Hoveland. Ms. Hoveland has served as president and chief executive officer of Kaiser Federal Bank, including service with Kaiser Permanente Federal Credit Union since 1987. Ms. Hoveland has served as president and chief executive officer of K-Fed Bancorp since its formation in July 2003.

Gerald A. Murbach. Mr. Murbach is a self-employed web consultant. He previously served as a human resources consultant for the Universal Music Group during 2001 and the Times Mirror newspapers from 1992 to 2001.

Frank G. Nicewicz. Mr. Nicewicz has been employed by Kaiser Foundation Health Plan since 1995 and currently holds the position of financial manager in Oakland, California.

Robert C. Steinbach. Mr. Steinbach has served as a manager for the Department of Building and Safety of the City of Los Angeles since 2002 and has been with the Department since 1985.

Rita H. Zwern. Ms. Zwern has been employed by Kaiser Foundation Health Plan since 1984 and currently is the manager of State Programs, located in Pasadena, California. Ms. Zwern has served as secretary of K-Fed Bancorp since its formation in July 2003.

Executive Officers Who Are Not Directors

The business experience for at least the past five years for each of the two executive officers of Kaiser Federal Bank, including service with Kaiser Permanente Federal Credit Union, who do not serve as directors, is set forth below.

Nancy J. Huber. Ms. Huber has served as chief credit officer of Kaiser Federal Bank since 1999 and Community Reinvestment Act officer since 2002. From 1995 until 1999, she served as vice president of credit.

Jeanne R. Thompson. Ms. Thompson has served as chief operating officer of Kaiser Federal Bank since 2001. She served as senior vice president for branch operations of IndyMacBank, located in Pasadena, California from 1983 until 2001.

Board Independence

The board of directors consists of a majority of “independent directors” within the meaning of the NASDAQ corporate governance listing standards. The board of directors of K-Fed Bancorp has determined that directors Breeden, Murbach, Nicewicz, and Zwern are each “independent” within the meaning of the NASDAQ corporate governance listing standards. The board of directors has adopted a policy that the independent directors of the board shall meet in executive sessions periodically, which meetings may be held in conjunction with regularly scheduled board meetings.

Meetings and Committees of the Board of Directors

The business of K-Fed Bancorp is conducted at regular and special meetings of the full board of directors and its standing committees. The standing committees consist of the executive, audit, compensation and governance/nominating committees. During the fiscal year ended June 30, 2006, the board of directors held twelve regular meetings and no special meetings were held. No director attended fewer than 75% in the aggregate of the total number of board meetings held and the total number of committee meetings on which he or she served during fiscal 2006.

Executive Committee. The executive committee consists of directors Breeden, who serves as chairman, Hoveland, Zwern and Steinbach. The executive committee meets as needed. The executive committee is generally authorized to act on behalf of the full board of directors when certain business matters require prompt action. The executive committee did not meet during the fiscal year ended June 30, 2006.

Audit Committee. The audit committee consists of directors Nicewicz, who serves as chairman, Breeden and Zwern. The audit committee meets as needed. The audit committee meets with the internal auditor to review audit programs and the results of audits of specific areas as well as other regulatory compliance issues. In addition, the audit committee meets with the independent registered public accounting firm on a quarterly basis to discuss the results of operations and on an annual basis to review the results of the annual audit and other related matters. Each member of the audit committee is “independent” as defined in the NASDAQ corporate governance listing standards and Rule 10A-3 of the Securities and Exchange Commission. The board of directors has determined that director Nicewicz qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. K-Fed Bancorp’s board of directors has adopted a written charter for the audit committee. The audit committee met four times during the fiscal year ended June 30, 2006.

Compensation Committee. The compensation committee is responsible for recommending to the full board the compensation of the chief executive officer and senior management, reviewing and administering overall compensation policy, including setting performance measures and goals, approving benefit programs, establishing compensation of the board of directors and other matters of personnel policy and practice and coordinating such actions with the human resources committee of Kaiser Federal Bank. The compensation committee of K-Fed Bancorp is comprised of directors Breeden (Chairman), Murbach, Nicewicz, and Zwern. Each member of the compensation committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The report of the compensation committee of K-Fed Bancorp is included elsewhere in this proxy statement. The compensation committee of K-Fed Bancorp met one time during 2006.

Governance/Nominating Committee. The governance/nominating committee of K-Fed Bancorp consists of directors Murbach and Zwern. Each member of the governance/nominating committee is considered “independent” as defined in the NASDAQ corporate governance listing standards. The board of directors of K-Fed Bancorp has adopted a written charter for the governance/nominating committee, which is available on K-Fed Bancorp’s website at www.k-fed.com. The Governance/Nominating Committee of K-Fed Bancorp met one time during the fiscal year ended June 30, 2006.

The functions of the governance/nominating committee include the following:

•	leading the search for individuals qualified to become members of the board of directors and to select director nominees to be presented for stockholder approval;
•

developing and recommending to the board of directors other specific criteria not specified in its charter for the selection of individuals to be considered for election or re-election to the board of directors;

•	adopting procedures for the submission of recommendations by stockholders for nominees for the board of directors; and
•	annually reviewing the adequacy of its charter and recommending any proposed changes to the board of directors.

The governance/nominating committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board of directors with skills and experience that are relevant to K-Fed Bancorp’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the board of directors with that of obtaining a new perspective. In addition, the governance/nominating committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The governance/nominating committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:

•	the highest personal and professional ethics and integrity and whose values are compatible with K-Fed Bancorp’s values;
•	experience and achievements that have given them the ability to exercise and develop good business judgment;
•	a willingness to devote the necessary time to the work of the board of directors and its committees, which includes being available for board and committee meetings;
•	a familiarity with the communities in which K-Fed Bancorp operates and/or is actively engaged in community activities;
•	involvement in other activities or interests that do not create a conflict with their responsibilities to K-Fed Bancorp and its stockholders; and
•	the capacity and desire to represent the balanced, best interests of the stockholders of K-Fed Bancorp as a group, and not primarily a special interest group or constituency.

The governance/nominating committee will also take into account whether a candidate satisfies the criteria for “independence” under the NASDAQ corporate governance listing standards.

Procedures for the Nomination of Directors by Stockholders. The governance/nominating committee has adopted procedures for the submission of recommendations for director nominees by stockholders of K-Fed Bancorp. If a determination is made that an additional candidate is needed for the board of directors, the governance/nominating committee will consider candidates submitted by K-Fed Bancorp’s stockholders. Stockholders can submit the names of qualified candidates for director by writing to the chairman of the governance/nominating committee at 1359 North Grand Avenue, Covina, California 91724. The chairman must receive a submission not less than one hundred and twenty (120) days prior to the date of K-Fed Bancorp’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•	a statement that the writer is a stockholder of K-Fed Bancorp and is proposing a candidate for consideration by the governance/nominating committee;
•

the name and address of the stockholder as they appear on K-Fed Bancorp’s books, and number of shares of K-Fed Bancorp’s common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of common stock of K-Fed Bancorp that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Regulation 14A of the Securities Exchange Act of 1934;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of K-Fed Bancorp or its affiliates;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a director of K-Fed Bancorp if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders of K-Fed Bancorp must comply with the procedural and informational requirements described in K-Fed Bancorp’s bylaws.

Stockholder Communications with the Board of Directors. A stockholder of K-Fed Bancorp who wants to communicate with the board of directors or with any individual director can write to K-Fed Bancorp at 1359 North Grand Avenue, Covina, California 91724, attention: chairman of the governance/nominating committee. The letter should indicate that the author is a stockholder of K-Fed Bancorp and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

•	forward the communication to the director or directors to whom it is addressed;
•

attempt to handle the inquiry directly, or forward the communication for response by another employee of K-Fed Bancorp. For example, a request for information about K-Fed Bancorp as a stock-related matter may be forwarded to K-Fed Bancorp’s stockholder relations officer; or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each board of directors meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Code of Ethics

The board of directors has adopted a Code of Business Conduct and Ethics that applies to all of K-Fed Bancorp’s officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (collectively the “Codes”). The Codes are intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws. The Codes are available on K-Fed Bancorp’s website at www.k-fed.com. Amendments to and waivers from the Code of Ethics will also be disclosed on K-Fed Bancorp’s website.

Audit Committee Report

The audit committee of K-Fed Bancorp operates under a written charter adopted by the board of directors. The audit committee charter is available on K-Fed Bancorp’s website at www.k-fed.com. The audit committee of K-Fed Bancorp has issued a report which states that it has:

•

reviewed and discussed with management and K-Fed Bancorp’s independent registered public accounting firm, K-Fed Bancorp’s audited consolidated financial statements for the fiscal year ended June 30, 2006;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and
•

received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed with the independent registered public accounting firm their independence from K-Fed Bancorp.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors of K-Fed Bancorp that the audited consolidated financial statements be included in K-Fed Bancorp’s annual report on Form 10-K for the fiscal year ended June 30, 2006 and to be filed with the Securities and Exchange Commission. In addition, the audit committee approved the appointment of Crowe Chizek and Company LLP as the independent registered public accounting firm for K-Fed Bancorp for the fiscal year ending June 30, 2007, subject to the ratification of this appointment by the stockholders of K-Fed Bancorp.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that K-Fed Bancorp specifically incorporates this report by reference, and shall not otherwise be deemed filed with the Securities and Exchange Commission.

This report has been provided by the audit committee.

Frank G. Nicewicz, Chairman

James L. Breeden

Rita H. Zwern

Section 16(a) Beneficial Ownership Reporting Compliance

The common stock of K-Fed Bancorp is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. The officers and directors of K-Fed Bancorp and beneficial owners of greater than 10% of the common stock of K-Fed Bancorp (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of the common stock of K-Fed Bancorp. Securities and Exchange Commission rules require disclosure in a company’s annual proxy statement and annual report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the common stock to file a Form 3, 4 or 5 on a timely basis. Based on K-Fed Bancorp’s review of such ownership reports, no officer, director or 10% beneficial owner of K-Fed Bancorp failed to file such ownership reports on a timely basis for the fiscal year ended June 30, 2006.

Compensation Committee Interlocks and Insider Participation

The compensation committee is composed of independent directors within the meaning of the NASDAQ corporate governance listing standards. The compensation committee consists of directors Breeden, who serves as chairman, Murbach, Nicewicz, and Zwern. Under the board’s policies, Ms. Hoveland, and any other director who is also an executive officer of K-Fed Bancorp and Kaiser Federal Bank, will not participate in the board of director’s determination of compensation for their respective offices.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

Under rules established by the Securities and Exchange Commission, K-Fed Bancorp is required to provide certain data and information regarding compensation and benefits provided to its chief executive officer and other executive officers. The disclosure requirements for the chief executive officer and other executive officers include a report explaining the factors and criteria that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the compensation committee of the board of directors of K-Fed Bancorp has prepared the following report for inclusion in this proxy statement. K-Fed Bancorp does not independently compensate its directors or executive officers.

The role of the compensation committee is to annually review the compensation levels of the executive officers and recommend compensation changes to the board of directors. The committee is composed entirely of outside, non-employee directors. It is intended that the executive compensation program will enable K-Fed Bancorp and Kaiser Federal Bank to attract, develop and retain talented executive officers who are capable of maximizing K-Fed Bancorp’s performance for the benefit of the stockholders. The committee has adopted a compensation strategy that seeks to provide competitive, performance-based compensation strongly aligned with the financial and stock performance of K-Fed Bancorp. The compensation program has two key elements of total direct compensation: base salary and annual incentive compensation. Another element of the compensation program is benefits, such as stock-based incentive plans.

While the committee does not use strict numerical formulas to determine changes in compensation for the chief executive officer and other executive officers, and while it weighs a variety of different factors in its deliberations, it has emphasized and expects to continue to emphasize the profitability and scope of K-Fed Bancorp’s operations, the experience, expertise and management skills of the executive officers and their roles in the future success of K-Fed Bancorp, as well as compensation surveys prepared by professional firms to determine compensation paid to executives performing similar duties for similarly-sized institutions. While each of the quantitative and non-quantitative factors described above was considered by the committee, such factors were not assigned a specific weight in evaluating the performance of the chief executive officer and other executive officers. Rather, all factors were considered.

Base Salaries. Base salary and changes to base salary reflect a variety of factors including the results of the independent review of the competitiveness of the total compensation program, the individual’s performance and contribution to the long-term goals of K-Fed Bancorp, performance targets, K-Fed Bancorp’s financial performance and other relevant factors.

Annual Incentives. Payouts under Kaiser Federal Bank’s annual incentive compensation program are based on the attainment of annual performance objectives. Individual payouts are a function of Kaiser Federal Bank’s financial performance and the performance of the individual executive based upon goals established by the individual and approved by the committee. The committee believes that this formula provides a direct link between financial performance and actual compensation.

Chief Executive Officer. For the year ended June 30, 2006, the chief executive officer earned an annual incentive award of $67,200 under the annual incentive plan, based on the committee’s review of the goals established for the chief executive officer and approved by the committee. The committee has provided the chief executive officer with stock option and stock awards consistent with the approach discussed for other executives.

This report has been provided by the compensation committee:

James L. Breeden, Chairman         Gerald A. Murbach

Frank G. Nicewicz           Rita H. Zwern

Stock Performance Graph

Set forth hereunder is a stock performance graph comparing (a) the cumulative total return on the common stock of K-Fed Bancorp between March 31, 2004, the day the common stock commenced trading, and June 30, 2006, (b) the cumulative total return on stocks included in the Total Return Index for the NASDAQ Composite over such period, and (c) the cumulative total return on stocks included in the SNL Thrift Index over such period. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars based on an assumed investment of $100.

There can be no assurance that K-Fed Bancorp stock performance will continue in the future with the same or similar trend depicted in the graph. K-Fed Bancorp will not make or endorse any predictions as to future stock performance.

Executive Compensation

The following table sets forth for the fiscal years ended June 30, 2006, 2005 and 2004, certain information as to the total remuneration paid by Kaiser Federal Bank to Ms. Hoveland, who serves as President and Chief Executive Officer, and certain information as to the total remuneration paid by Kaiser Federal Bank to the three most highly compensated executive officers of Kaiser Federal Bank, other than Ms. Hoveland, who received annual compensation in excess of $100,000. Mr. Cano, the former Chief Financial Officer, resigned effective August 18, 2006. Ms. Hoveland was appointed interim Chief Financial Officer effective August 1, 2006, until the new Chief Financial Officer takes office. Each of the individuals listed in the table below are referred to as a named executive officer.

		Annual Compensation						Long-Term Compensation
								Awards			Payouts
Name and Principal Position	Year Ended 6/30	Salary		Bonus		Other Annual Compen-sation (2)		Restricted Stock Awards(3)	Option/ SARS (#)		LTIP Payouts	All Other Compen-sation(4)

K. M. Hoveland President and Chief Executive Officer	2006 2005 2004	$280,000 266,538 268,537	(1) (1) (1) (5)	$67,200 87,450 82,500	$	— — —	$	— 564,000 —	— 100,000 —	$	— — 123,750	$69,557 67,123 19,766
Daniel A. Cano Chief Financial Officer (7)	2006 2005 2004	181,730 151,052 144,557	(5)	— 26,878 28,400		— — —		— 211,500 —	— 22,000 —		— — 42,600	46,325 51,419 6,244
Jeanne R. Thompson Chief Operating Officer	2006 2005 2004	140,452 131,445 126,988		13,500 26,000 19,200		— — —		— 141,000 —	— 22,000 —		— — 38,400	35,117 47,193 4,953
Nancy J. Huber Chief Credit Officer	2006 2005 2004	140,608 137,808 123,160	(6)	26,800 26,000 25,000		— — —		— 141,000 —	— 22,000 —		— — 37,500	35,298 48,330 6,510

(1)	Includes deferred compensation for Ms. Hoveland in the sum of $52,000 for 2006, $185,648 for 2005 and $184,448 for 2004. See “Benefits-Kaiser Federal Bank Executive Non-Qualified Retirement Plan.

(2)	For the fiscal years ended June 30, 2006, 2005 and 2004, there were no perquisites exceeding the lesser of $50,000 or 10% of the individual’s total salary and bonus for the year.

(3)

Restricted stock awards under the K-Fed Bancorp 2004 Recognition and Retention Plan were made on November 16, 2004. The awards vest in 20% increments over a five year period beginning on the first anniversary of the award. The awards were valued at $14.10, the closing price of K-Fed Bancorp common stock on the grant date. Restricted stock award recipients are entitled to vote the unvested restricted stock and to receive any dividends declared on unvested restricted stock.

(4)

Represents for the fiscal year ended June 30, 2006, employer matching contributions under Kaiser Federal Bank’s 401(k) Plan of $10,034 for Ms. Hoveland, $37,223 related to the value of Ms. Hoveland’s allocated Employer Stock Ownership Plan (“ESOP”) shares, and $22,300 related to Ms. Hoveland’s director fees for her service on the board of directors and the executive committee. The amounts reported for the fiscal year ended June 30, 2006 for Mr. Cano, Ms. Thompson and Ms. Huber consist of $9,541, $6,465, and $6,759 related to employer matching contributions under Kaiser Federal Bank’s 401 (k) Plan. Additionally, the amounts reported for the fiscal year ended June 30, 2006 for Mr. Cano, Ms. Thompson and Ms. Huber include $36,784, $28,652, and $28,539 related to the value of allocated ESOP shares.

(5)	Includes $19,231 of vacation pay paid in cash for Ms. Hoveland and $6,730 for Mr. Cano.

(6)	Includes $7,500 of vacation pay paid in cash.

(7)	Mr. Cano resigned effective August 18, 2006.

Directors Compensation

Members of the board of directors and the committees of K-Fed Bancorp do not receive separate compensation for their service on the board of directors or the committees of K-Fed Bancorp.

For the fiscal year ended June 30, 2006, members of the board of directors of Kaiser Federal Bank received an annual stipend of $10,000 plus an annual fee of $7,500 for board of directors meetings. The chairman of the board of directors received an annual stipend of $25,000 plus an annual fee of $7,500 for board of directors meetings. Each member of Kaiser Federal Bank’s executive committee received an annual fee of $4,800. Each member of Kaiser Federal Bank’s other committees received an annual fee of $1,200 with the committee chairman receiving $1,600. The Board Chairman received annual fees of $15,000 for attending weekly credit committee and asset/liability management committee meetings.

Benefits

General. Kaiser Federal Bank currently provides health and welfare benefits to its employees, including hospitalization and comprehensive medical insurance, life insurance, subject to deductibles and co-payments by employees.

Kaiser Federal Bank Executive Non-Qualified Retirement Plan. Kaiser Federal Bank also maintains an executive deferral program for the benefit of certain senior executives that have been designated to participate in the program. The program allows an additional opportunity for key executives to defer a portion of their compensation into a non-qualified deferral program to supplement their retirement earnings. Ms. Hoveland, currently the only participant in the program, had $52,000 in compensation deferred pursuant to this program for the fiscal year ended June 30, 2006.

401(k) Plan. Kaiser Federal Bank provides its employees with a qualified profit sharing plan under the applicable provisions of the Internal Revenue Code of 1986, as amended.

Employees who are age 21 or older are eligible to begin making salary deferral contributions beginning in the first calendar quarter on or after they become an employee. This is their earliest entry date. Employees are eligible to receive contributions other than salary deferral contributions beginning in the first calendar quarter on or after they are an employee, are age 21 or older, and have completed one year of entry service.

Eligible employees may contribute up to 15% of their compensation each pay period to the 401(k) Plan on a pre-tax basis, not to exceed $15,000 for the calendar year 2006. The maximum deferral percentage and/or dollar amount may also be limited by Internal Revenue Service regulations. For eligible employees, we currently match 50% of the first 10% of the compensation an employee defers each pay period.

Employees are always 100% vested in the contributions they choose to defer, whereas vesting in Kaiser Federal Bank contributions is based on years of vesting service in which an employee works at least 1,000 hours. Vesting in Kaiser Federal Bank contributions begins after two years of vesting service and increases for each year of vesting service until an employee becomes fully vested after six years of vesting service.

Employees may receive money from their vested accounts at retirement (age 65), early retirement (age 55 and ten years of vesting service), age 59 1/2 and still working, death, disability, or termination of employment. Employees may obtain loans from their vested account balances or withdraw all or part of their vested accounts (not earnings) if they can prove financial hardship and are unable to meet their financial needs another way.

Kaiser Federal Bank may amend the 401(k) Plan at any time, except that no amendment may be made which would reduce the interest of any participant in or beneficiary of the 401(k) Plan trust fund or divert any of the assets of the 401(k) Plan trust fund to purposes other than the benefit of participants or their beneficiaries unless necessary to comply with any law or regulation issued by any governmental agency to which the 401(k) Plan is subject.

Employee Stock Ownership Plan. In connection with its stock offering, K-Fed Bancorp adopted the K-Fed Bancorp Employee Stock Ownership Plan (“ESOP”) for eligible employees of K-Fed Bancorp and any subsidiary, including Kaiser Federal Bank. Employees of K-Fed Bancorp and Kaiser Federal Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ESOP.

The ESOP borrowed funds from K-Fed Bancorp to purchase 454,940 shares of the common stock sold in K-Fed Bancorp’s stock offering. The shares of common stock were purchased with proceeds of a $4.5 million loan from K-Fed Bancorp. The loan to the ESOP bears interest at 4.0% and will be repaid principally from Kaiser Federal Bank’s contributions to the ESOP over a period of ten years. The collateral for the loan is the shares of common stock of K-Fed Bancorp purchased by the ESOP. Shares purchased by the ESOP are held in a suspense account and are released to participants’ accounts as debt service payments are made. Shares released from the ESOP are allocated to each eligible participant’s ESOP account based on the ratio of each such participant’s compensation to the total compensation of all eligible participants. Forfeitures are reallocated among remaining participating employees and may reduce any amount K-Fed Bancorp might otherwise have contributed to the ESOP. A participant vests in 100% of his or her account balance after six years of credited service. In the case of a “change in control,” as defined in the ESOP, which triggers a termination of the ESOP, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. K-Fed Bancorp’s contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

Staff Bonus Plan. Kaiser Federal Bank maintains an Annual Incentive Plan for our key employees. Participants are awarded a percentage of their base salary, based upon their position with Kaiser Federal Bank, that is tied to financial goals established by Kaiser Federal Bank and the attainment of personal performance goals established by the employee and his or her supervisor.

K-Fed Bancorp 2004 Stock Benefit Plans

Outside directors and key employees of Kaiser Federal Bank, K-Fed Bancorp or their affiliates are eligible to participate in and receive awards of stock options and restricted stock under the K-Fed Bancorp 2004 Stock Option Plan, and the K-Fed Bancorp 2004 Recognition and Retention Plan, respectively. A total of 568,675 shares of K-Fed Bancorp common stock is reserved for the 2004 Stock Option Plan and 227,470 shares of K-Fed Bancorp common stock is reserved for the 2004 Recognition and Retention Plan. On November 16, 2004, directors Murbach, Nicewicz, Steinbach and Zwern were granted non-qualified stock options to purchase 14,000 shares of K-Fed Bancorp common stock. Chairman Breeden was granted non-qualified stock options to purchase 28,000 shares of K-Fed Bancorp common stock. Additionally, incentive stock options to purchase 100,000, 22,000 and 22,000 shares of K-Fed Bancorp common stock were granted to Ms. Hoveland, Ms. Huber and Ms. Thompson, respectively. A total of 373,600 stock options were granted to directors and employees. All of the stock options granted to the directors and key employees on November 16, 2004 were granted at an exercise price of $14.50 per share, the fair market value of K-Fed Bancorp common stock on the grant date.

On November 16, 2004, directors Murbach, Nicewicz, Steinbach and Zwern were granted a restricted stock award of 7,200 shares of common stock. Chairman Breeden was granted a restricted stock award of 11,300 shares of common stock. Additionally, restricted stock awards of 40,000, 10,000 and 10,000 shares of common stock were granted to Ms. Hoveland, Ms. Huber and Ms. Thompson, respectively.

All stock options and restricted stock awards vest in 20% increments over a five-year period, beginning on the first anniversary of the award date. Stock options will vest and become immediately exercisable and restricted stock awards will vest upon the grantee’s death, disability or following a change in control of K-Fed Bancorp. The Company did not grant any stock options or restricted stock awards during the fiscal year ended June 30, 2006.

Equity Compensation Plans

Set forth below is information, as of June 30, 2006, regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Plan	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted Average Exercise Price(2)	Number of Securities Remaining Available For Issuance Under Plan

Equity compensation plans approved by stockholders	568,675	$14.50	195,075
Equity compensation plans not approved by stockholders	—	—	—
Total	568,675	$14.50	195,075

(1)	Consists of options to purchase 568,675 shares of common stock under the 2004 K-Fed Bancorp Stock Option Plan.

(2)	The weighted average exercise price reflects the exercise price of 14.50 per share.

Stock Options

Set forth below is certain information concerning exercised and unexercised options held by named executive officers on June 30, 2006.

Name	Shares Acquired Upon Exercise	Value Realized	Number of Unexercised Options at Fiscal Year-End	Value of Unexercised In-The-Money Options at Fiscal Year-End (1)
			Exercisable/Unexercisable	Exercisable/Unexercisable
K. M. Hoveland	—	—	20,000/80,000	$(200)/$(800)
Daniel M. Cano(2)	—	—	4,400/17,600	$(44)/$(170)
Nancy J. Huber	—	—	4,400/17,600	$(44)/$(170)
Jeanne R. Thompson	—	—	4,400/17,600	$(44)/$(170)

(1)

Equals the difference between the aggregate exercise price of such options and the aggregate fair market value of the shares of common stock that would be received upon exercise, assuming such exercise occurred on June 30, 2006, at which date the last sale of the common stock as quoted on the NASDAQ National Market was at $14.49 per share.

(2)	Mr. Cano resigned effective August 18, 2006.

Stock options were not granted to executive officers during the fiscal year ended June 30, 2006.

Transactions With Certain Related Persons

Kaiser Federal Bank has a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with unaffiliated third parties prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, all loans to directors and executive officers are approved by at least a majority of the independent, disinterested members of the board.

All loans Kaiser Federal Bank makes to its directors and executive officers are subject to regulations restricting loans and other transactions with affiliated persons of Kaiser Federal Bank. Loans to all directors and executive officers and their associates totaled approximately $1,053,000 at June 30, 2006, which was 1.14% of our stockholders’ equity at that date. All loans to directors and executive officers were performing in accordance with their terms at June 30, 2006.

PROPOSAL II - RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

K-Fed Bancorp’s independent registered public accounting firm for the year ended June 30, 2006 was Crowe Chizek and Company LLP. The audit committee of K-Fed Bancorp has approved the engagement of Crowe Chizek and Company LLP to be K-Fed Bancorp’s independent registered public accounting firm for the fiscal year ending June 30, 2007, subject to the ratification of the engagement by K-Fed Bancorp’s stockholders. At the annual meeting, the stockholders of K-Fed Bancorp will consider and vote on the ratification of the engagement of Crowe Chizek and Company LLP for K-Fed Bancorp’s fiscal year ending June 30, 2007. A representative of Crowe Chizek and Company LLP is expected to attend the annual meeting and will have the opportunity to make a statement and respond to appropriate questions.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Chizek and Company LLP, during the fiscal years ended June 30, 2006 and June 30, 2005, respectfully.

The aggregate fees included in the audit category were fees billed for the fiscal years for the audit of K-Fed Bancorp’s annual financial statements and the review of K-Fed Bancorp’s quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the noted fiscal years.

2006	2005
Audit Fees	$71,000	$83,500
Audit-Related Fees	$35,000	$35,000
Tax Fees	$31,300	$27,750
All Other Fees	$ −	$18,375

Audit Fees. Audit fees of $71,000 and $83,500 in fiscal 2006 and 2005, respectively, were for the audit of the consolidated financial statements of K-Fed Bancorp. The audit fees for fiscal 2006 and 2005 included fees for review of the financial statements included in K-Fed Bancorp’s annual and quarterly reports and filed with the Securities and Exchange Commission and the preparatory internal controls attestation required under regulations of the Securities and Exchange Commission.

Audit-Related Fees. Audit-related fees of $35,000 and $35,000 in fiscal years 2006 and 2005, respectively were for internal audit assistance, and compliance with Federal Banking and Securities laws, which are reasonably related to the performance of the audit of and review of the financial statements and that are not reported in “Audit Fees,” above.

Tax Fees. Tax fees of $31,300 in fiscal year 2006 and $27,750 in fiscal year 2005 were for services related to tax compliance and tax planning.

All Other Fees. Other fees of $18,375 in fiscal year 2005 were for the software license fee for management’s assessment of internal controls over financial reporting.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm.

The audit committee has considered whether the provision of non-audit services, which relate primarily to tax consulting and other compliance services rendered, is compatible with maintaining the independence of Crowe Chizek and Company LLP. The audit committee concluded that performing such services does not affect the independence of Crowe Chizek and Company LLP in performing its function as auditor of K-Fed Bancorp.

The audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has delegated pre-approval authority to its chairman when expedition of services is necessary. The independent registered public accounting firm and management are required to periodically report to the full audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In order to ratify the selection of Crowe Chizek and Company LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2007, the proposal must receive at least a majority of the votes cast, without regard to broker non-votes, either in person or by proxy, in favor of such ratification. The audit committee of the board of directors recommends a vote “FOR” the ratification of Crowe Chizek and Company LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2007.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED

AT AN ANNUAL MEETING

The bylaws of K-Fed Bancorp provide an advance notice procedure for certain business, or nominations to the board of directors, to be brought before an annual meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of K-Fed Bancorp. To be timely a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of K-Fed Bancorp no later than five days before the date of the meeting. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on K-Fed Bancorp’s books, of the stockholder proposing such business, (c) the class and number of shares of K-Fed Bancorp which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. The chairman of an annual meeting may, if the facts warrant, determine and declare to the meeting that certain business was not properly brought before the meeting in accordance with the provisions of K-Fed Bancorp’s bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. This provision is not a limitation on any other applicable laws and regulations. Accordingly, advance written notice of business or nominations to the board of directors to be brought before the 2007 Annual Meeting of Stockholders must be given to K-Fed Bancorp no later than five days prior to the date of the meeting, as indicated above.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in K-Fed Bancorp’s proxy materials for K-Fed Bancorp’s 2007 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at K-Fed Bancorp’s executive office, 1359 North Grand Avenue, Covina, California 91724, no later than May 28, 2007. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

As of the date of this document, the board of directors is not aware of any business to come before the annual meeting other than the matters described above in the proxy statement. However, if any matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by K-Fed Bancorp. K-Fed Bancorp will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of K-Fed Bancorp may solicit proxies personally or by telegraph or telephone without additional compensation. K-Fed Bancorp’s 2006 Annual Report to Stockholders has been mailed to all stockholders of record as of August 31, 2006. Any stockholder who has not received a copy of such annual report may obtain a copy by writing K-Fed Bancorp at the address below. Such annual report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

K-Fed Bancorp intends to deliver only one annual report and proxy statement to multiple registered stockholders sharing the same address unless it has received contrary instructions from one or more of the stockholders. If individual stockholders wish to receive a separate copy of the annual report or proxy statement they may call or write and request separate copies currently or in the future as follows:

Stockholder Relations
K-Fed Bancorp
1359 North Grand Avenue
Covina, California 91724

Phone:	(800) 524-2274
Fax:	(626) 858-5745

Registered stockholders sharing the same address and receiving multiple copies of annual reports or proxy statements may request the delivery of a single copy by writing or calling the above address or phone number.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ Rita H. Zwern

Rita H. Zwern

Secretary

Covina, California

September 30, 2006